Exhibit 99.1

FOR IMMEDIATE RELEASE: Tuesday, June 15, 2010	FOR FURTHER INFORMATION: Rich Sheffer (952) 887-3753

DONALDSON COMPANY ANNOUNCES OFFICER CHANGES

Lowell F. Schwab, Senior Vice President, Global Operations to retire at end of fiscal year

MINNEAPOLIS, June 15, 2010-- Donaldson Company, Inc. (NYSE: DCI), announced today that Lowell F. Schwab, Senior Vice President of Global Operations, will retire on August 1, 2010.  Schwab, 61, joined Donaldson in 1977 as a Financial Analyst and then held a number of key management roles.  He was promoted to Vice President, Operations, in 1994.  Schwab was also Senior Vice President, Engine Systems and Parts, from 2004 to 2008.

With Schwab’s retirement, Joseph E. Lehman will become Vice President, Global Operations, effective August 1, 2010.  Lehman, 55, is currently Vice President, Global Engine Aftermarket.  Lehman joined Donaldson in 1984 and has held various positions in Finance, Operations, IT, and business unit management roles.  Within Operations, he led our Frankfort, Indiana, and Hull, England, plants and our Logistics group.

“I’d like to thank and congratulate Lowell for his devoted service and incredible list of accomplishments,” said Bill Cook, Chairman, President and CEO.  “Lowell’s many contributions include instilling a culture of Continuous Improvement throughout our manufacturing and distribution operations, a relentless focus on our Customers, and faster new product development processes.  Lowell has been one of the most significant contributors to our Company’s track record and, while he will be missed, his legacy will live on for years.”

“A critical success factor for achieving our long-term growth objectives is to develop leaders from within our organization.  Joe Lehman is a great example of our success as he has demonstrated his leadership capabilities and delivered results in his many roles.  In his new position, Joe’s unique combination of skills and experience will provide an essential perspective as we work to enhance and expand our Global Supply Chain and our Operations to meet our Customers’ needs.”

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment.  We are a technology-driven company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence.  Our employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI.  Additional information is available at www.donaldson.com.

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